Exhibit 10.4

Revised as of June 2005

AXCELIS TECHNOLOGIES, INC.
RESTRICTED STOCK AGREEMENT

[Recipient Name]

{Date}

Axcelis Technologies, Inc.

108 Cherry Hill Drive

Beverly, MA  01915

Attention:  Corporate Secretary

RE:                              Award of Restricted Stock Under the Axcelis Technologies, Inc. 2000 Stock Plan

Dear Sirs:

The Compensation Committee of the Board of Directors of Axcelis Technologies, Inc. (the “Company”) has granted to the undersigned an award of restricted common shares of the Company effective as of           (the “Effective Date”) under the terms and conditions of the Company’s 2000 Stock Plan (the “Plan”) and this Award Agreement.  I hereby acknowledge receipt of a copy of the Plan, and acknowledge and agree as follows:

1.                                      Acceptance.  I hereby accept the aforementioned award on the terms and conditions provided in the Plan and this Agreement.

2.                                      Award of Restricted Stock.  I acknowledge that a total grant of          shares of Common Stock of the Company (the “Restricted Stock”) has been awarded to me, effective as of the Effective Date, contingent on the continuation of my service with the Company for specified periods of time.  Subject to the following sentence, the Restricted Stock shall be subject to forfeiture (and, if forfeited, immediately shall be re-transferred to the Company) if my services to the Company are terminated under any circumstances whatsoever (including, without limitation, termination by reason of dismissal, resignation, divestiture of operations, death, disability or retirement).  The Compensation Committee of the Board of Directors of the Company (the “Committee”) reserves the right to decide to what extent leaves of absence for government service, illness, temporary disability, or other reasons shall not be deemed to be an interruption of continuous service.  Membership on the Board of Directors of the Company shall constitute service to the Company.  This possibility of forfeiture shall lapse with respect to:

•                                  percent (   %) of the Restricted Stock (     shares) at the close of business on         ;

•                                  percent (   %) of the Restricted Stock (     shares) at the close of business on         ;

•                                  percent (   %) of the Restricted Stock (     shares) at the close of business on         ; and

•                                  percent (   %) of the Restricted Stock (     shares) at the close of business on         .

In the event that any shares of Restricted Stock are forfeited for any reason, I will surrender to the Company any certificates which I then hold evidencing such shares.  I understand that I will not be entitled to any payment in respect of shares so forfeited. The vesting of the Restricted Stock shall not accelerate upon a Change in Control (as defined in the Plan), except as may be provided in a Change in Control Agreement between the Company and myself.

3.                                      Transferability.  Until the possibility of forfeiture lapses with respect to any share of Restricted Stock, such share shall be non-transferable.  I agree not to make, or attempt to make, any sale, assignment, transfer or pledge of any share of Restricted Stock prior to the date on which the possibility of forfeiture with respect to such share lapses.

4.                                      Legends, etc.  I acknowledge that the certificates for the Restricted Stock will bear a legend referring to this Agreement and to the restrictions contained herein.  I further understand that the Company may elect to retain such certificates in its possession as a means of enforcing these restrictions.  In the event of a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering or other event affecting the Company’s Common Stock, the number and class of the Restricted Stock shall be equitably adjusted by the Committee so as to reflect such change.  Any new certificates for Restricted Stock shall bear the legends referred to in this Paragraph 4.  No adjustment provided for in this Paragraph 4 shall require the Company to sell or transfer a fractional share.

5.                                      Tax Treatment; Bonus Payment; Withholding.  I acknowledge that the Company has provided me with information regarding the tax treatment of the Restricted Stock and that I have been advised to consult my personal tax adviser with respect to the federal income tax consequences in my own case and with respect to the effects of applicable state tax laws and any applicable tax laws of foreign jurisdictions.   In particular, the Company has explained my option to file a Section 83(b) election under the Internal Revenue Code.

I hereby authorize the Company to withhold from any amounts otherwise payable to me or any of my successors in interest such federal, state and local taxes as may be required by law in connection with the award to me of Restricted Stock or the lapse of the possibility of forfeiture thereof.  I agree that if such amounts are insufficient, I will pay or make arrangements satisfactory to the Company for payment of such taxes.  I understand that the Company may defer the issuance to me of a certificate evidencing shares of Restricted Stock, or the issuance of a new certificate evidencing the lapse of the restrictions thereon, until such payment or provision has been made.

6.                                      No Implied Obligation to Continue Services.  I acknowledge that this award of Restricted Stock does not in any way entitle me to continued employment with the Company or continued membership on the Board of Directors of the Company for the period during which the possibility of forfeiture continues or for any other period and does not limit or restrict any right the Company otherwise may have to terminate my employment or membership on the Board of Directors.

7.             Competition by the Recipient.  I expressly acknowledge and agree that in the event that I voluntarily terminate my services to the Company or a subsidiary and within one year after the vesting of any portion of the Restricted Stock enter into an activity as employee, agent, officer, director, principal or proprietor which, in the sole judgment of the Committee, is in competition with the Company or a subsidiary, the amount of the total fair market value of such vested Restricted Stock as of the vesting date shall inure to the benefit of the Company, and I agree to promptly pay the same to the Company, unless the Committee in its sole discretion shall determine that such action by me is not inimical to the best interest of the Company or its subsidiaries.

8.                                      Definitions, etc.  Unless otherwise expressly provided herein, terms defined in the Plan shall have the same meanings when used in this Agreement.  The use of the masculine gender shall be deemed to include the feminine gender.  In the event of a conflict between this Agreement and the Plan, this Agreement shall control.  This Agreement represents the entire understanding between the parties on the subject hereof and shall be governed in accordance with Delaware law.

Very truly yours,

By:
Name:

Mailing Address:

ACCEPTED:

Axcelis Technologies, Inc.

By:	Date: , 2
Name:
Title:

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